EXHIBIT 10.9

Domino’s Pizza®

Deferred Compensation Plan

Amended and Restated Effective: January 1, 2005

Amendment History:

PREAMBLE

This Domino’s Pizza Deferred Compensation Plan is amended and restated by Domino’s Pizza, LLC for the benefit of certain of its Executive Employees, effective as of January 1, 2005 (“Effective Date”). The purpose of this amendment and restatement is to conform the Plan to the requirements of Section 409A of the Code with respect to deferrals on and after January 1, 2005. All amounts deferred under the Plan before January 1, 2005 (and earnings thereon) shall be governed by the Plan as in effect prior to January 1, 2005.

The purpose of the Plan is to provide supplemental retirement income and to permit Eligible Employees the option to defer receipt of Compensation, pursuant to the terms of the Plan. The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.

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TABLE of CONTENTS

ARTICLE 1

DEFINITIONS	6
1.1- Definitions	6

ARTICLE 2

ELIGIBILITY TO PARTICIPATE
2.1- Date of Participation	8
2.2- Resumption of Participation Following Re-employment	9
2.3- Change in Employment Status	9

ARTICLE 3

CONTRIBUTIONS	9
3.1- Deferral Contributions	9
3.2- Time of Making Contributions	10

ARTICLE 4

PARTICIPANTS’ ACCOUNTS	10
4.1- Individual Accounts	10
4.2- Accounting for Distributions	10
4.3- Separate Accounts	11

ARTICLE 5

INVESTMENT OF CONTRIBUTIONS
5.1- Manner of Investment	11
5.2- Investment Decisions	11

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ARTICLE 6

RIGHT TO BENEFITS	12
6.1- Retirement	12
6.2- Termination of Employment	12
6.3- Death	12
6.4- Adjustment for Investment Experience	12
6.5- Distributions Due to an Unforeseen Emergency	13
6.6- Distributions upon a Change of Control	13

ARTICLE 7

DISTRIBUTION OF BENEFITS	13
7.1- Distribution of Benefits to Participants and Beneficiaries	13
7.2- Change in Time or Method of Distribution	15
7.3- Notice to Trustee	15
7.4- Withholding; Employment Taxes.	15

ARTICLE 8

AMENDMENT AND TERMINATION	15
8.1-Amendment by Employer	15
8.2-Retroactive Amendments	15
8.3-Termination	16
8.4-Distribution Upon Termination of the Plan	16
8.5-Termination of Participation	16

ARTICLE 9

TRUST	16
9.1-Establishment of a Trust	16

ARTICLE 10

MISCELLANEOUS	16
10.1-Communication to Participants	16
10.2-Limitation of Rights	17
10.3-Spendthrift Provision	17
10.4-Facility of Payment	17
10.5- Information between Employer and Trustee	17

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10.6- No Implied Rights; Rights on Termination of Service	17
10.7- No Right to Employer Assets	17
10.8- No Employment Rights	18
10.9- Offset	18
10.10- Gender and Number	18
10.11- Notices	18
10.12- Governing Law	19

ARTICLE 11

PLAN ADMINISTRATION	19
11.1- Powers and responsibilities of the Administrator	19
11.2- Nondiscriminatory Exercise of Authority	19
11.3- Claims and Review Procedures	19
11.4 -Plan’s Administrative Costs	20

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Plan Provisions for the

Domino’s Pizza® Deferred

Compensation Plan

Article 1. Definitions.

1.1. Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(a) “Account” means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.

(b) “Administrator” means the Employer adopting this Plan, or such other person or persons designated by the Employer to be responsible for the administration of the Plan. For purposes of interaction between the Employer and any third party administrator, the person that holds the title of Benefits Manager for the Employer shall be charged with communicating the Employer’s direction regarding the plan to such third party administrator

(c) “Beneficiary” means the person or persons entitled under Section 7.1 to receive benefits under the Plan upon the death of a Participant.

(d) “Change of Control” means a change in the ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer which shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and the regulations and other guidance thereunder. For purposes of this definition only, the term “Employer” shall include Domino’s Pizza, Inc. A Change in Control will be considered to have occurred as of the date that:

(1) With respect to a change in the ownership of the Company as described in Prop. Treas. Reg. Section 1.409A-3(g)(5)(v), the date that any person, or more than one person acting as a group, acquires ownership of stock of the Employer that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Employer.

(2) With respect to a change in the effective control of the employer as described in Prop. Treas. Reg. Section 1.409A-3(g)(5)(vi), the date either:

(a) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing 35% or more of the total voting power of the stock of the employer; or

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(b) a majority of members of the Employer’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors prior to the date of the appointment or election.

(3) With respect to a change in the ownership of a substantial portion of the Employer’s assets as described in Prop. Treas. Reg. Section 1.409A-3(g)(5)(vii), the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Employer immediately prior to such acquisition or acquisitions.

For these purposes paragraph (d), “acting as a group” means persons that are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Compensation” means the base salary and bonus paid to a Participant before employee elective deferrals into the Domino’s Pizza 401(k) Savings Plan and any salary reductions under the Domino’s Employee Benefits Program.

(g) “Eligible Employee” means an Employee of the Employer designated for participation by the Compensation Committee of the Board of Directors who is a member of a “select group of management or highly compensated employees” of the Employer.

(h) “Employee” means any employee of the Employer.

(i) “Employer” means Domino’s Pizza, LLC, and any successors and assigns unless otherwise provided herein, and shall include any Related Employers adopting this Plan.

(j) “Entry Date” means the first day of the Plan Year after the Employee is designated as an Eligible Employee. The Employer may also permit Eligible Employees to become Participants within thirty (30) days of their having become an Eligible Employee, provided they have made an election to defer compensation pursuant to section 3.1 and such election to defer is consistent with the requirements of Code section 409A.

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(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(l) “Normal Retirement Age” means age sixty-five (65).

(m) “Participant” means any Eligible Employee who elects to participate in the Plan by an election made prior to the date on which a Participant’s participation commences in the Plan in accordance with Article 3 hereof.

(n) “Plan” means the plan established by the Employer as set forth herein.

(o) “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.

(p) “Related Employer” means any employer other than the Employer named herein, if the Employer and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c)), or such other employer is required to be aggregated with the Employer pursuant to regulations issued under Code Section 414(o).

(q) “Trust” means the trust fund established pursuant to the terms of the Plan.

(r) “Trustee” means the corporation or individuals named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the Trust Agreement.

(s) “Valuation Date” means the last day of the Plan Year and such other date(s) as designated by the Employer.

Article 2. Participation.

2.1. Date of Participation. Each Eligible Employee on the Effective Date shall be become a Participant as of that date provided the Eligible Employee has made an election to defer Compensation in accordance with Section 3.1. Other Eligible Employees will become Participant(s) in the Plan on the first Entry Date after which they become an Eligible Employee if they have made an election to defer Compensation pursuant to Section 4.1. If the Eligible Employee does not make an election pursuant to Section 3.1 prior to their first Entry Date, then the Eligible Employee will become a Participant in the Plan as of the first day of a Plan Year for which he/she has made a prior election to defer Compensation.

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2.2. Resumption of Participation Following Re-employment. If a Participant ceases to be an Employee and thereafter returns to the employ of the Employer he/she will again become a Participant as of an Entry Date following the date on which he/she again begins service for the Employer following his/her re-employment, provided he/she is an Eligible Employee and has made an election to defer Compensation pursuant to Section 4.1.

2.3. Change in Employment Status. If any Participant continues in the employ of the Employer or Related Employer but ceases to be an Eligible Employee, the individual shall continue to be a Participant until the entire amount of his/her benefit is distributed according to the distribution provisions of Article 6; provided, however, the individual shall not be entitled to make Deferral Contributions or receive an allocation of Employer contributions during the period that he/she is not an Eligible Employee. In the event that the individual subsequently again becomes an Eligible Employee, the individual may resume full participation in accordance with Section 3.1. If a Participant has a voluntary or involuntary change in employment duties or pay grade classification change but the Participant remains an Eligible Employee, the Participant shall remain entitled to participate. All Distributions shall be made only when distribution is required pursuant to Article 6.

Article 3. Contributions.

3.1. Deferral Contributions. Each Participant may elect to execute a salary reduction agreement with the Employer to reduce his/her Compensation for the Plan Year by a specified percentage determined by the Administrator, not to exceed forty (40) percent of his or her Compensation in whole number multiples of one (1) percent. Notwithstanding, a salary reduction agreement with respect to deferrals relating to services performed through December 31, 2005 shall be made no later than March 15, 2005.

The Participant’s salary reduction agreement must be made no later than and shall become irrevocable on the December 31 preceding the Plan Year for Compensation payable with respect to services rendered after such date through the following December 31. An agreement to defer Compensation for a Plan Year may be changed at any time prior to the December 31 immediately preceding the first day of each Plan Year.

At the discretion of the Administrator of the Employer, if the Participant becomes eligible to participate in the Plan after the first day of a Plan Year, he or she may make an initial deferral election within 30 days of the date he or she becomes an Eligible Employee, with respect to compensation paid for services to be performed after the election.

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Each Participant also may elect to execute a salary reduction agreement with the Employer to reduce his/her Team Achievement Dividend Bonus by a specified percentage determined by the Administrator, not to exceed eighty (80) percent of his or her Team Achievement Dividend Bonus in whole number multiples of one (1) percent. Such agreement(s) shall be made no later than and shall become effective on the June 30 of the Plan Year to which the Bonus relates. In the case of a Participant who makes an initial deferral election after the first day of a Plan Year, the election will be deemed to apply to the Bonus as provided in Prop. Treas. Reg. section 1.409A-2(a)(6).

The election(s) may be made electronically or in writing and will be effective to defer Compensation and Bonus relating to all services performed in a Plan Year subsequent to the making of such an election. Amounts credited to a Participant’s account prior to the effective date of any new election will not be affected and will be paid in accordance with prior election(s). A Participant shall have a nonforfeitable right to his or her Deferral Contributions.

Pursuant to Code Section 3121(v), FICA taxes are due and payable at the time of deferral rather than at the time of distribution to the Participant. Accordingly, at the time of deferral, each Participant will be required to pay to the Employer, either by payroll deduction or check, the Participant’s share of FICA taxes due and payable.

3.2 Time of Making Contributions. With the exception of the Employer Contribution made necessary as a result of a Change of Control, the Employer will from time to time make a transfer of assets to the Trustee for each Plan Year, no less frequently than monthly. The transfer of assets to the account maintained on behalf of the Participant shall be in an amount corresponding to the amount of the Participants’salary deferrals. The Employer shall provide the Trustee with information on the amount to be credited to each Participant’s account.

Article 4. Participants’ Accounts.

4.1. Individual Accounts. The Administrator will establish and maintain an Account for each Participant which will reflect Deferral Contributions credited to the Account on behalf of the Participant plus credits as described in Article 5 below. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least quarterly during each Plan Year.

4.2 Accounting for Distributions. As of any date of a distribution to a Participant or a Beneficiary hereunder, the distribution to the Participant or to the Participant’s Beneficiary(ies) shall be charged to the Participant’s Account.

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4.3 Designation of Investment Options. The Administrator shall have the discretion, subject to exercise from time to time, to designate the investment options that shall be available to the Participants as the measurement by which Earnings Credits will be determined. The Administrator may change the investment options available to Participants from time to time without approval from the Participants. Such change of investment options shall become applicable as determined by the Administrator in the exercise of its discretion.

Article 5. Earnings Credits.

5.1. Manner of Determination. Earnings Credits with respect to the Accounts of Participants shall be determined as though the Accounts were invested and reinvested in the eligible investments selected by the Employer in the proportions designed by the Participant pursuant to Section 5.2 and credited at least quarterly based on the then current fair market value of the option.

5.2. Investment Decisions. Investments in which the Accounts of Participants shall be treated as invested and reinvested shall be directed by the Employer or by each Participant, or both.

(a) All dividends, interest, gains and distributions of any nature earned in respect of an investment alternative in which the Account is treated as investing shall be credited to the Account in an amount equal to the net increase or decrease in the net asset value of each investment option since the preceding Valuation Date in accordance with the ratio that the portion of the Account of each Participant that is invested in the designated investment option bears to the aggregate of all amounts invested in the same investment option.

(b) Expenses attributable to the acquisition of investments, including without limitation, expense ratio fees, shall be charged to the Account(s) of the Participant(s) for which such investment is made.

(c) Participant elections relating to investment decisions shall be limited to those investment options permitted by the Employer and communicated to Eligible Employees. If the Employer determines to change the Investment Options available to Participants, any amounts credited to a terminated Investment Option shall be reallocated to the remaining Investment Options elected by the Participant on a pro-rata basis.

(d) To the extent directed by the Employer, the Trustee shall invest amounts held in the Trust in accordance with the standing investment direction of Participants, provided, however, that the Employer shall be under no obligation to do so. Notwithstanding the foregoing, however, at

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least once annually the Employer shall contribute such additional amounts as may be necessary to assure that the sum of the assets held in the Trust is at least equal to the sum of the Account balances.

Article 6. Right to Benefits.

6.1. Retirement. Each Participant who attains his/her Normal Retirement Age will have an interest in his/her Account to be distributed as he/she has previously elected as provided below.

6.2 Termination of Employment. If a Participant retires on or after attainment of Normal Retirement Age, the balance of the Participant’s Account, plus any amounts thereafter credited to their Account, will be distributed to him or her in accordance with Article 7. If a Participant terminates his/her employment for any reason other than death or normal retirement, they will be entitled to a termination benefit equal to the value of the Deferral Contributions to their Account as adjusted for income, expense, gain or loss. The amount payable under this Section will be distributed in accordance with Article 7.

6.3. Death. If a Participant dies before the distribution of his/her Account has commenced, or before such distribution has been completed, his/her designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his/her Account, plus any amounts thereafter credited to their Account. Distribution to the Beneficiary or Beneficiaries will be made in accordance with Article 7.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.

A copy of the death certificate or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to his/her surviving spouse or, if none, to his/her estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the opinion of the Administrator, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate.

6.4. Adjustment for Investment Experience. If any distribution under this Article 6 is not made in a single payment, the amount remaining in the Account after the distribution will be subject to adjustment until distributed to reflect the income and gain or loss on the investments as described in Article 5.

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6.5. Distributions Due to an Unforeseen Emergency. A Participant shall not be permitted to withdraw his or her Account (and earnings thereon) prior to retirement or termination of employment, except a Participant may apply to the Administrator to withdraw some or all of his or her Account if such withdrawal is made on account of a financial hardship resulting from an unforeseen emergency in accordance with procedures set forth by the Administrator. The term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an emergency shall not exceed amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The Employer in its discretion may make the distribution to the Participant upon such terms and in such form as it deems appropriate and shall consider Treasury regulations and Internal Revenue Service revenue rulings in making all determinations.

6.6. Distributions Upon a Change of Control. Upon the happening of an event that constitutes a Change of Control, the Employer shall pay to the Participant in a lump sum payment, the amount of the Participant’s Account, calculated as of the date of the distribution due to a Change of Control. Such lump sum payment shall be made within sixty (60) days of the Change of Control, and any adjustments to the Participant’s Account as a result of the application of Paragraph 5.2 above, shall be made based upon the distribution date.

Article 7. Distribution of Benefits.

7.1. Distribution of Benefits to Participants and Beneficiaries.

Distributions under the Plan to a Participant or to the Beneficiary of the Participant shall be made in cash, in a lump sum, or, if elected by the Participant, in the form of distribution noted below, upon the Participant’s retirement, death or other termination of employment:

(i) Annual installments commencing on the first day of the next calendar year following the event described above, payable over a period of not more than ten (10) years; or

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(ii) A lump sum payment within sixty (60) days of such event; or

(iii) A lump sum payment within sixty (60) days of the beginning of the calendar year following the occurrence of such event.

Any election(s) regarding the form or timing of the Participant’s distribution shall be made at the same time and in the same manner as described in Section 3.1. If the Participant fails to make such an election for any Plan Year, the Participant shall be deemed to have made the same election for the current Plan Year that he or she had made for the prior Plan Year.

A Participant may file a request to change his/her election with respect to the timing of commencement of benefits, payment method and/or payment period for deferrals relating to any succeeding Plan Year in the same manner as described in Section 3.1 with respect to salary deferral agreements. Such new election must be made prior to the commencement of the Plan Year to which it relates.

For installment payments described in subparagraph (i) above, the Employer (or Trustee, if applicable) shall determine the funds remaining credited to the Participant for each installment payment due, and shall distribute that fraction of the sums remaining credited to the Participant determined by dividing the number of installments which remain payable into one (1) (e.g., for installment one, the Employer or Trustee shall distribute 1/10th of the amounts credited to the Participant, for the second installment, the Employer shall distribute 1/9th of the amounts credited to the Participant, and so on).

Notwithstanding the Participant’s election pursuant to this Plan, any Participant who is involuntarily terminated by the Employer shall be paid his or her entire Account balance in a lump sum within sixty (60) days of the Participant’s last date of service for the Employer. Furthermore, a distribution (or commencement of annual distributions) to a Specified Employee shall be delayed at least six months following the Specified Employee’s termination of employment (or death, if earlier). “Specified Employee” means Employees who (i) own at least 5 percent of the stock of the Employer; (ii) own at least 1 percent of the stock of the Employer and have compensation from the Employer in excess of $150,000 a year (not indexed); or (iii) are officers of the Employer with compensation in excess of $130,000 a year (indexed in $5,000 increments), but not to exceed fifty (50) Employees (or if lesser, the greater of three (3) Employees or ten (10) percent of the Employer’s Employees.

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If the Participant does not elect a time or method of distribution to his or her Beneficiary, his or her entire Account balance shall be paid in a lump sum to the Beneficiary within sixty (60) days of the Participant’s date of death.

7.2. Change in Time or Method of Distribution. The Participant’s election with respect to the time and manner of distribution may be revoked or changed by the Participant according to the following rules:

(a) The subsequent election shall take effect at least 12 months after the date on which the subsequent election is made; and

(b) In the event of the Participant’s retirement, termination of employment or upon a Change in Control, the payment with respect to which the election is made must be deferred for a period of at least 5 years from the date the payment otherwise would have been made.

For these purposes, the right to annual installments over a period of 10 years shall be treated as a right to a series of separate payments.

7.3. Notice to Trustee. The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrator’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

7.4 Withholding; Employment Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold any taxes required to be withheld by any Federal, state or local government.

Article 8. Amendment and Termination.

8.1 Amendment by Employer. The Employer reserves the authority to amend the Plan or a restated Plan document, executed by the Employer only, in which the Employer has indicated a change or changes in provisions previously elected by it. Such changes are to be effective on the effective date of such amendment or restated Plan document. Any such change notwithstanding, no Participant’s Account shall be reduced by such change below the amount to which the Participant would have been entitled if he/she had voluntarily left the employ of the Employer immediately prior to the date of the change. The Employer may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA. The Employer’s board of directors or other individual specified in the resolution adopting this Plan shall act on behalf of the Employer for purposes of this Section.

8.2 Retroactive Amendments. An amendment made by the Employer in accordance with this Section may be made effective on a date prior to the first day of the Plan

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Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Employer shall be subject to the provisions of Section 8.1.

8.3. Plan Termination. The Employer has adopted the Plan with the intention and expectation that it will be continued indefinitely. However, said Employer has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue all contributions under the Plan or terminate the Plan at any time by written notice delivered to the Participants without any liability hereunder for any such discontinuance or termination.

8.4. Distribution upon Termination of the Plan. Upon termination of the Plan, no further contributions shall be made to the Plan. Accounts of Participants shall not be distributed at the time of termination but shall be maintained and continue to be governed by the Plan until paid out in accordance with the terms of the Plan.

8.5. Termination of Participation. To the extent necessary to maintain the Plan’s status as a Plan described in ERISA sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6), the Administrator may cause the termination of participation by any one or more employees, and the Accounts of such Participants shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan.

Article 9. The Trust

9.1 Establishment of Trust. The Employer shall establish the Trust between the Employer and the Trustee, in accordance with the terms and conditions as set forth in the Trust Under the Domino’s Pizza Executive Compensation Plan, under which assets are held, administered and managed, subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto.

Article 10. Miscellaneous.

10.1. Communication to Participants. The Plan and Exhibits applicable to the Participant, along with any amendments, will be communicated to each Participant by the Employer promptly after the Plan or Exhibit is adopted or amended. Participants shall have no right to receive Plan documentation or information that is not applicable to their participation in the Plan.

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10. 2. Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

10.3 Spendthrift Provision. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

10.4. Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his/her affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.

10.5. Information between Employer and Trustee. The Employer agrees to furnish the Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.

10.6. No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment or restatement thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Employer in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Employer shall not be required or be liable to make any payment under this Plan.

10.7 No Right to Employer Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Employer whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Employer, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Employer. Participants and Beneficiaries shall have the status of general

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unsecured creditors of the Employer. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Employer. Nothing herein contained in the Plan constitutes a guarantee by the Employer that the assets of the Employer shall be sufficient to pay any benefit to any person.

10.8 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Employer to continue the services of the Participant, or obligate the Participant to continue in the service of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the compensation payable to the Participant.

10.9 Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Employer, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Employer, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Employer not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligations.

10.10 Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

10.12. Notices. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:

(a)	If it is sent to the Employer or Administrator, it will be at the address specified by the Employer;

Domino’s Pizza LLC

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48105

Attention: Benefit Manager

(b)	If it is sent to the Trustee, it will be sent to the address set forth in the Trust Agreement; or, in each case at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addresser’s then effective notice address.

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10.13. Governing Law. The Plan will be construed, administered and enforced according to applicable provisions of ERISA, and to the extent not preempted thereby, the laws of the State of Michigan.

Article 11. Plan Administration.

11.1. Powers and responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 11.3;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan;

11.2. Effect of Interpretation or Determination. Any interpretation or determination by the Administrator with respect to the Plan shall be final, binding and conclusive upon the persons in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously.

11.3.	Claims and Review Procedures.

(a) Claim - A person who is eligible for a distribution under the Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Administrator at the Employer’s then principal place of business, setting forth his or her claim.

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(b) Claim Decision - Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c) Request For Review - Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review its determination. Such request must be addressed to the Administrator, at the Employer’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrator. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Administrator’s determination.

(d) Review of Decision - Within sixty (60) days after the Administrator’s receipt of a request for review, after considering all materials presented by the Claimant, the Administrator will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

11. 4 Plan’s Administrative Costs

The Employer shall pay all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator and the Trustee in administering the Plan and Trust Fund.

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IN WITNESS WHEREOF, the Employer by its duly authorized officer(s), has caused this Plan to be adopted on the 20th day of December, 2005.

DOMINO’S PIZZA LLC

By:	/s/ L. David Mounts
Name:	L. David Mounts
Title:	Executive Vice President and Chief Financial Officer

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